EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-8 (File No. 333-193405), Form S-8 (File No. 333-32921) and Form S-3 (File No. 333-212622) of Bear State Financial, Inc. (the Company) of our report dated March 10, 2017, on the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the years in the three year period ended December 31, 2016, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 10, 2017, on our audit of the internal control over financial reporting of Bear State Financial, Inc. as of December 31, 2016, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Little Rock, Arkansas

March 10, 2017